As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMPLIFY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	82-1326219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 Dallas Street, Suite 1700 Houston, Texas (Address of Principal Executive Office)	77002 (Zip Code)

Amplify Energy Corp. 2024 Equity Incentive Plan

(Full title of the plan)

Eric M. Willis

Senior Vice President, General Counsel and Corporate Secretary

500 Dallas Street, Suite 1700

Houston, Texas 77002

(832) 219-9001

(Telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering shares of common stock, par value $0.01 per share (“Common Stock”) of Amplify Energy Corp, a Delaware corporation (the “Registrant”), which have been authorized and reserved for issuance under the Amplify Energy Corp. 2024 Equity Incentive Plan (the “2024 Plan”) and includes shares of Common Stock that may again become available for delivery with respect to awards under the 2024 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2024 Plan. The 2024 Plan was adopted by the Board of Directors of the Registrant on April 1, 2024 and approved by stockholders at the Registrant’s annual meeting on May 15, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide all participants in the 2024 Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 7, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 8, 2024;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 15, 2024; and

(d)	Description of the Registrant’s Capital Stock Registered Under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K (File No. 001-35512) filed on March 5, 2020).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Third Amended and Restated Bylaws (the “Bylaws”) provides that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person who was, is or, in the case of a proceeding brought by or in the right of the corporation to procure a judgment in its favor, is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, claim, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is, was or agreed to become one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) further provides for the advancement of expenses to each of our officers and directors to the fullest extent permitted by Delaware law.

Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our Certificate of Incorporation.

We have also entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our Certificate of Incorporation or Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Midstates Petroleum Company, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A filed on October 21, 2016).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Midstates Petroleum Company, Inc., dated August 6, 2019 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-35512) filed on August 6, 2019).

4.3	Third Amended and Restated Bylaws of Amplify Energy Corp. (incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q (File No. 001-35512) filed on November 15, 2021).

4.4	Description of Amplify Energy Corp.’s Capital Stock Registered Under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.3 to Annual report on Form 10-K (File No. 001-35512) filed on March 5, 2020).

5.1*	Opinion of Kirkland & Ellis LLP.

10.1*#	Amplify Energy Corp. 2024 Equity Incentive Plan.

23.1*	Consent of Cawley, Gillespie and Associates, Inc.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature pages of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

#	Compensatory plan, contract or arrangement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(iv) provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 31, 2024.

AMPLIFY ENERGY CORP.

By:	Amplify Energy Corp.

By:	/s/ Martyn Willsher
Name:	Martyn Willsher
Title:	President, Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints Martyn Willsher as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date presented.

Signature	Title	Date

/s/ Martyn Willsher Martyn Willsher	President, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2024

/s/ James Frew James Frew	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2024

/s/ Eric Dulany Eric Dulany	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 31, 2024

/s/ Christopher W. Hamm Christopher W. Hamm	Chairman and Director	May 31, 2024

/s/ Deborah G. Adams Deborah G. Adams	Director	May 31, 2024

/s/ James E. Craddock James E. Craddock	Director	May 31, 2024

/s/ Patrice Douglas Patrice Douglas	Director	May 31, 2024

/s/ Vidisha Prasad Vidisha Prasad	Director	May 31, 2024

/s/ Todd R. Snyder Todd R. Snyder	Director	May 31, 2024